Exhibit 99.1

Encana announces TSX acceptance of normal course issuer bid

Calgary, Alberta (February 26, 2018) TSX, NYSE: ECA

Encana Corporation (Encana) announced today that the Toronto Stock Exchange (TSX) has accepted its notice of intention to commence a normal course issuer bid (NCIB) through which Encana may spend up to US$400 million to purchase up to 35,000,000 common shares during the 12-month period commencing February 28, 2018 and ending February 27, 2019. The number of shares authorized for purchase represents approximately 3.6 percent of Encana’s 973,123,364 common shares issued and outstanding as of February 20, 2018. Purchases will be made on the open market through the facilities of the TSX, New York Stock Exchange and/or alternative trading systems at the market price at the time of acquisition, as well as by other means as may be permitted by stock exchange rules and securities laws, including by private agreements. Purchases made by private agreement under an issuer bid exemption order issued by a securities regulatory authority will be at a discount to the prevailing market price as provided in the exemption order. In the future, Encana may also enter into an automatic share purchase plan in relation to purchases made in connection with the NCIB. The company plans to fund the NCIB with cash on hand.

The actual number of common shares that may be purchased under the NCIB and the timing of any such purchases will be determined by Encana. The average daily trading volume through the facilities of the TSX during the most recently completed six-month period was 3,682,580 common shares. Consequently, daily purchases through the facilities of the TSX will be limited to 920,644 common shares, other than block purchase exceptions. All common shares acquired by Encana under the NCIB will be cancelled. Encana has not purchased any of its shares pursuant to a normal course issuer bid within the past 12 months.

Encana intends to execute the NCIB in a manner that is consistent with its commitment to capital discipline by ensuring that the level of spending is aligned with the prevailing commodity price environment and resulting cash flows. Encana believes that, depending on the trading price of its common shares and other relevant factors, purchasing its own shares represents an attractive opportunity that is in the best interests of the company and its shareholders.

Encana Corporation

Encana Corporation is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS - This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: planned share repurchase program, including amount and number of shares to be acquired, anticipated timeframe, method and location of purchases, and source of funding thereof; commitment to capital discipline; alignment of spending with commodity prices and cash flows; and benefits of the NCIB.

Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; foreign exchange rates; ability to access cash, credit facilities and shelf prospectuses; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends, including with respect to the pace of technological development, benefits achieved and general industry expectations.

Risks and uncertainties that may affect these business outcomes include: ability to generate sufficient cash flow to meet obligations and fund the NCIB; commodity price volatility; variability in the amount, number of shares, method, location and timing of purchases, if any, pursuant to the NCIB; impact of a downgrade in credit rating and its impact on access to sources of liquidity; fluctuations in currency and interest rates; and other risks and uncertainties impacting Encana’s

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business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: Corey Code Vice-President, Investor Relations (403) 645-4606	Media contact: Simon Scott Vice-President, Communications (403) 645-2526

Patti Posadowski Sr. Advisor, Investor Relations (403) 645-2252	Jay Averill Director, Media Relations (403) 645-4747

SOURCE: Encana Corporation

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